Exhibit 99

For Immediate Release

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces

Retirement of Dr. David C. Sweet from the Board

YOUNGSTOWN, Ohio (March 3, 2014) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, announced that Dr. David C. Sweet, whose three year term as a director of United Community expires this year, has notified the Boards of United Community and Home Savings that he will not sit for reelection at the next Annual Meeting of Shareholders, and he will retire from the Boards immediately prior to the Annual Meeting.

Patrick W. Bevack, who serves as a Director and the President and CEO of United Community and Home Savings, stated that “We humbly express to Dr. Sweet our sincere appreciation for the 11 years of loyal and professional service as a director that he has given to us. Particularly in his role over the past five years as the Chair of our Compliance and Risk Management Committee, Dr. Sweet’s guidance, relentless support and encouragement of our efforts to improve the risk management practices of the Company contributed directly to the successful termination of all our past regulatory orders and agreements.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and ten loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

###